Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-177622 on Form S-8, Registration Statement No. 333-213317 on Form S-8 and No. 333-187184 on Form F-3 of our report dated March 22, 2017, relating to the consolidated financial statements for the years ended December 31, 2016 and 2015 (before retrospective adjustments to the financial statements of Yandex N.V. and subsidiaries (“the Company”)) (not presented herein) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to translations of Russian ruble amounts into U.S. dollar amounts presented solely for the convenience of the readers in the United States of America), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2017.

/s/ ZAO Deloitte & Touche CIS

Moscow, Russia

March 27, 2018